Exhibit 16.1

January 12, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read the statements included under the caption “Change of Auditor” in the Form 6-K of Top KingWin Ltd for the month of January 2026, as filed with the Securities and Exchange Commission.

We are in agreement with the statements contained therein insofar as they relate to our firm, Tang Qian & Associates, PLLC. We are not in a position to agree or disagree with any other statements of the registrant contained in such Form 6-K.

Very truly yours,

/s/ Tang Qian & Associates, PLLC

Tang Qian & Associates, PLLC

Texas, United States